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                           The Forschner Group, Inc.
                               One Research Drive
                           Shelton, Conn. 06484-6226





                                                                 October 6, 1995



Mr. James W. Kennedy
The Forschner Group, Inc.
One Research Drive
Shelton, Conn.  06484-6226

Dear Jim:

                  This  will  confirm  the  binding  legal   agreement   between
Forschner and yourself.

                  We hereby mutually agree as follows:

                  1. In the event that at any time prior to October 6, 2000, your employment with Forschner shall terminate under the circumstances described in Paragraphs 1(a) or 1(b) below, you shall receive the benefits set forth in Paragraph 2 of this Letter Agreement:

                           (a)      You shall be discharged by Forschner for any
reason other than "cause". For purposes of this Letter Agreement, the term 'cause' shall mean the following:

                                        (i)   Your conviction of a felony.

                                       (ii)   The commission of acts of
dishonesty or moral turpitude by you that are detrimental to Forschner and/or its affiliates.

                                      (iii)   Willful misfeasance in the
performance of your duties.

                                       (iv)   Gross negligence by you in the
performance of your duties or failure to obey lawful orders of the Board of Directors or of the Chief Executive Officer of Forschner.

                  (b) You shall resign for "good cause". For purposes of this letter, good cause shall mean the occurrence of any of the following:

                                        (i)   For reasons other than cause, you
have been removed as an officer of Forschner or not elected to an


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office by the Board of Directors at a time when you are willing to accept such a position.

                                       (ii)   Your primary duties shall be of a
non-executive nature.

                                      (iii)   You shall be required to relocate
outside of Connecticut.

                  2. In the event of (a) your discharge, other than for cause, or (b) your resignation for good cause, you shall be entitled to the following:

                  (i) Payment over the twelve months following such discharge or resignation at an annual rate equal to the average of your annual cash compensation, including bonuses but excluding stock options, over the five calendar years of your employment with Forschner in which your cash compensation was greatest. Provided that the non-competition provisions of this Letter Agreement are observed, you shall have no obligation to mitigate damages and this payment shall be independent of any compensation you may receive from other employers.

                  (ii) Effective immediately, all of the stock options covering Forschner stock which you hold will be amended to provide that they shall vest upon such discharge or resignation and you shall have a period of six months following such discharge or resignation to exercise those stock options. You have informed us that all of the stock options held by you have exercise prices above the current market value of Forschner stock and that representation is a condition of Forschner's agreement to alter the terms of those options.

                  3. By requesting or accepting any of the benefits listed in Paragraph 2 above, you will, without further documentation, be agreeing that you will not engage in any phase of the knife, cutlery or watch business or otherwise compete with Forschner anywhere in the world, whether as stockholder, director, officer, employee, consultant or otherwise for a period of 36 months after the termination of your employment; that you will maintain as confidential all information you receive or have received from Forschner; that at no time whether before or after the period referred to above will you seek to induce any person who is employed by Forschner during your employment to leave Forschner or having left Forschner, to take employment with a competitor; and that you release Forschner from any and all claims, actions or liability whatsoever arising up to and including the date of your termination or resignation. You acknowledge that because of your wide experience in marketing, sales and other facets of business, the foregoing agreement not

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                                     - 3 -



to compete would not impose undo hardship upon you and is reasonable in all respects.

                  4. After the execution of this Letter Agreement, we will discuss whether it would be appropriate to embody the agreements contained herein in a more formal document but unless and until such a mutually agreeable formal document is signed, this Letter Agreement shall be binding on both parties, effective at 1:00 p.m. today when agreement was reached.

                  5. This document is not an employment agreement and your employment by Forschner remains an at will arrangement, terminable at any time by other party for any reason or for no reason.

                  If this Letter Agreement sets forth your understanding of our mutual agreement, would you please so indicate by signing the enclosed copy and returning it to us.

                                                 Very truly yours,

                                                 THE FORSCHNER GROUP, INC.


                                                 By:
                                                    --------------------------
                                                    M. Leo Hart
                                                    Co-Chief Executive Officer


Accepted and Agreed:



------------------------
James W. Kennedy